Ex-99.e.2

Ninth Amended and Restated
Schedule A to the
Amended and Restated
Distribution Agreement
by and between
Scout Funds
and
UMB Distribution Services, LLC

Name of Funds	Original Effective Date	Annual Renewal Deadline

Scout Mid Cap Fund	Oct. 31, 2006	March 31
Scout Small Cap Fund	May 19, 2001	March 31
Scout International Fund	May 19, 2001	March 31
Scout Global Equity Fund	June 30, 2011	March 31
Scout Core Bond Fund	May 19, 2001	March 31
Scout Core Plus Bond Fund	April 21, 2011	March 31
Scout Unconstrained Bond Fund	Sept. 30, 2011	March 31
Scout Low Duration Bond Fund	Aug. 29, 2012	March 31
Scout Emerging Markets Fund	Sept. 26, 2012	March 31
Scout Equity Opportunity Fund	March 24, 2014	March 31

The undersigned, intending to be legally bound, hereby execute this Ninth Amended and Restated Schedule A to the Amended and Restated Distribution Agreement dated April 1, 2010, and executed by and between Scout Funds and UMB Distribution Services, LLC, to be effective as of the 24th day of March, 2014.

UMB DISTRIBUTION SERVICES, LLC	SCOUT FUNDS
By: /s/ Maureen A. Quill	By: /s/ Andrew J. Iseman
Title: Maureen A. Quill, President	Title: Andrew J. Iseman, President